Exhibit 99.1

                                                                  News Release



                                   CONTACT: R. Kevin Matz

                                            Vice President & Treasurer
                                            (203) 849-7938

                                            Morgen-Walke Associates
                                            Christine Mohrmann, Eric Boyriven
                                            Media contact: Laura Novak
                                            (212) 850-5600


           EMCOR GROUP, INC. SIGNS DEFINITIVE AGREEMENT TO ACQUIRE
                 CERTAIN SUBSIDIARIES OF COMFORT SYSTEMS USA
 -- Acquisition to Broaden EMCOR's Geographic Presence and Market Diversity --

NORWALK, CONNECTICUT, February 12, 2002 - EMCOR Group, Inc. (NYSE: EME) today announced that it has signed a definitive agreement with Comfort Systems USA (NYSE: FIX) to acquire 19 of Comfort Systems USA's subsidiary companies.

Under the terms of the agreement, EMCOR Group will pay Comfort Systems $186.25 million, approximately $164.25 million in cash and approximately $22 million by assumption of Comfort Systems notes payable to former owners of certain of the acquired companies.

EMCOR expects the acquisition to be accretive to its 2002 results and will provide more detailed financial guidance in conjunction with its fourth quarter earnings report scheduled for February 21, 2002.

The companies to be acquired had 2001 revenues of approximately $650 million and employ approximately 3,800 technical and service employees in 11 states. These companies, which are predominantly in the Midwest and New Jersey, are active in the installation and maintenance of mechanical systems, including the design and installation of process and fire protection systems, and provide services to a wide variety of industries, including the food processing, pharmaceutical and manufacturing/distribution sectors.

The acquisition will significantly enhance EMCOR's geographic footprint, increasing its presence in growing industrial markets, while creating further cross-selling opportunities for the Company's facilities services operations. Additionally, the acquisition will further diversify the Company's revenue base.


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Frank T. MacInnis, Chairman and CEO of EMCOR Group, stated, "This acquisition is an excellent strategic fit. The transaction brings into the EMCOR family a number of high-quality operating companies with excellent growth prospects and increases our presence in the Midwest, with the portion of our revenues generated from this region expected to grow to 20% from 2001's 11%. It also diversifies the end markets EMCOR serves, most notably providing us with a significant presence in the food processing and pharmaceutical sectors."

Mr. MacInnis continued, "We expect to be able to enhance our new companies' operations by providing them with the organizational and financial resources of EMCOR Group. As a market leading provider of a broad array of mechanical and electrical engineering and construction and facilities services, EMCOR is well positioned for future growth. With one of the strongest balance sheets in the industry and more than $2 billion in backlog, EMCOR is in an excellent position to enhance its growth prospects by strategically acquiring assets that fit with our overall strategy. EMCOR remains committed to further increasing its presence in the marketplace."

EMCOR will fund the acquisition through a combination of cash on hand and borrowings under its revolving credit facility. The acquisition is expected to close in the first quarter of 2002, pending customary closing conditions.

EMCOR was advised on the transaction by Credit Suisse First Boston.

EMCOR Group, Inc. is a worldwide leader in mechanical and electrical construction services and facilities services. This press release and other press releases and information can be viewed at the Company's website at www.emcorgroup.com.


     This release may include "forward looking statements". These statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, general economic and business conditions, business opportunities that may be presented to and pursued by the Company and other factors, many of which are beyond the control of the Company. Actual results may differ materially from those anticipated in the statements.




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